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                                                                   EXHIBIT 99(a)

AT THE COMPANY                      AT THE FINANCIAL RELATIONS BOARD
James W. Christmas                  Marilyn Meek - General Info (212) 661-8030
President and CEO                   Beth Lewis - Analyst (617) 342-7003
(713) 877-8006                      David Closs - Media (212) 661-8030

FOR IMMEDIATE RELEASE:
December 26, 2000

          KCS ENERGY, INC. REACHES AGREEMENT WITH CREDITORS' COMMITTEE
                AND NOTEHOLDERS ON AMENDED PLAN OF REORGANIZATION


HOUSTON, TX, DECEMBER 26, 2000-- KCS Energy, Inc. (NYSE: KCS) announced today that it has reached an agreement with the Official Committee of Unsecured Creditors of KCS Energy, Inc., the noteholder members of the Creditors' Committee acting in their individual capacities, and Credit Suisse First Boston Corporation on an amended plan of reorganization.

Under the terms of the agreement, the Company will raise at least $25 million in new preferred equity and will replace its two current bank facilities with a single new credit facility. On the effective date of the plan, current shareholders will retain 100% of the common stock, all past due interest on the Senior Notes and the Senior Subordinated Notes will be paid, trade creditors will be paid in full in the ordinary course of business, and the Company will repay $60 million of its Senior Notes. The remaining $90 million principal amount of its Senior Notes and $125 million principal amount of its Senior Subordinated Notes will be renewed under amended indenture provisions, but without a change in interest rates.

"We are very pleased that the significant improvement in the Company's performance and financial condition have enabled us to reach an agreement with the Creditors' Committee and our largest noteholders that should allow us to soon emerge from Chapter 11", said KCS President and Chief Executive Officer James W. Christmas. "Our agreement also asks the court to defer any hearing on the three existing plans on file and consider only this consensual plan at the confirmation hearing currently scheduled to commence January 30, 2001."

The principle terms of the agreement provide that on the effective date, Senior Noteholders will receive a cash payment for past due interest as of January 15, 2001, compounded semi-annually. In addition, the Company will repay $60 million of Senior Notes plus accrued interest from January 15, 2001 to the effective date. The Senior Notes indenture will be amended to allow for a new credit facility and to restrict the ability to repurchase Subordinated Notes and stock. Subordinated Noteholders will receive a cash payment for past due interest as of January 15, 2001, compounded semi-annually. In addition, the maturity date of the Subordinated Notes will be amended from January 15, 2008 to January 15, 2006.

The Company is currently arranging the private placement of $25 million of preferred stock, convertible into common stock at $3.00 per share, and negotiating the terms of a new senior secured credit facility that will replace its two current bank facilities. Under the terms of the plan of reorganization agreement, the Company must arrange commitments for the preferred equity financing and complete negotiations of the terms of the new credit facility by January 5, 2001.

The Company will file an amended plan of reorganization and supporting supplemental disclosure statement, which is subject to bankruptcy court approval.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. The Company also purchases reserves (priority rights to future delivery of oil and gas) through its Volumetric Production Payment (VPP) program. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

To receive KCS' latest news and other corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code KCS. See also http://www.frbinc.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells,



                 5555 San Felipe, Suite 1200, Houston, TX 77056
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KCS Energy, Inc.
December 26, 2000
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delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

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